EXHIBIT 99.1

Immunomedics Announces Fiscal 2014 Results and Clinical Program Developments

MORRIS PLAINS, N.J., Aug. 25, 2014 (GLOBE NEWSWIRE) -- Immunomedics, Inc., (Nasdaq:IMMU) today reported financial results for the fourth quarter and fiscal year ended June 30, 2014. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Fourth Quarter Fiscal 2014 Results

Total revenues for the fourth quarter of fiscal year 2014, which ended on June 30, 2014, were $1.2 million as compared to total revenues of $1.4 million for the same quarter last fiscal year. The decrease of $0.2 million in total revenues this quarter was primarily due to $0.1 million lower research and development revenue from reduced grant activity.

Total costs and expenses for the three-month period ended June 30, 2014 were $13.1 million, as compared to $9.0 million for the same period in 2013, representing an increase of $4.1 million, or 46%. This increase was driven primarily by $3.4 million higher research and development expenses mostly related to the Phase III clinical trial of clivatuzumab tetraxetan for the treatment of patients with pancreatic cancer and increased manufacturing costs for materials used for the antibody-drug conjugates' clinical trials. Additionally, there was a $0.7 million increase in legal and professional fees.

Net loss attributable to our stockholders this quarter was $11.8 million, or $0.13 per basic share, compared with a net loss attributable to our stockholders of $7.7 million, or $0.09 per basic share for the same quarter in fiscal 2013. The increase in net loss this quarter was primarily due to higher costs in research and development from increased clinical trial expenses, and increased legal and professional fees.

Fiscal Year 2014 Results

Total revenues for fiscal year 2014 were $9.0 million as compared to $5.0 million for fiscal year 2013. The $4.0 million increase in total revenues this fiscal year was primarily due to $4.6 million of license fee revenue earned during fiscal 2014 from fulfilling the Company's obligations under the Algeta Service Agreement, as amended.

Total costs and expenses for the fiscal year ended June 30, 2014 were $44.6 million, as compared to $35.8 million for the same period in 2013, representing an increase of $8.8 million, or 25%. This increase was driven primarily by $5.3 million higher research and development expenses mostly related to the initiation of the clivatuzumab tetraxetan Phase III clinical trial for the treatment of patients with pancreatic cancer and increased manufacturing costs for materials used for the antibody-drug conjugates' clinical trials. An increase in general and administrative expenses of $2.1 million (primarily due to higher legal and professional costs of $2.0 million), and the costs of licensing fees and other revenue of $1.2 million related to the Algeta service agreement also contributed to the higher total costs and expenses in fiscal 2014.

Net loss attributable to our stockholders for the fiscal year ended June 30, 2014 was $35.4 million, or $0.42 per basic share, as compared to net loss attributable to our stockholders of $11.4 million, or $0.15 per basic share, in fiscal year 2013. The increase in net loss of $24.0 million in fiscal 2014 resulted primarily from the $16.7 million arbitration settlement and $2.6 million insurance proceeds, both received during the previous year, and $5.3 million of increased research and development spending in fiscal 2014 as described above.

The Company has no long-term debt and as of June 30, 2014, cash, cash equivalents and marketable securities totaled $41.8 million.

"We continued to make significant strides with our investigational solid cancer therapy programs during fiscal year 2014," commented Peter P. Pfreundschuh, Vice President Finance and Chief Financial Officer. "To support the further development of our robust mid- to late-stage clinical pipeline, which includes clivatuzumab tetraxetan in Phase III clinical trial for the treatment of patients with pancreatic cancer and the two antibody-drug conjugates, cash requirements in fiscal year 2015 are expected to be approximately $41.0 million," Mr. Pfreundschuh added.

The Company's key clinical developments and future planned activities:

Epratuzumab

  The two Phase III EMBODY trials evaluating epratuzumab in patients with moderate or severe systemic lupus erythematosus (SLE) are fully enrolled. Top-line results from these studies will be available in the first half of calendar year 2015.

  Scientific data on epratuzumab in SLE was presented at the European League Against Rheumatism 2014 Annual Congress.

Clivatuzumab tetraxetan

  Final results from the randomized Phase Ib study of fractionated yttrium-90-labeled clivatuzumab tetraxetan in patients with pancreatic cancer having 2 or more prior therapies were presented at the American Association for Cancer Research (AACR) Special Conference on Pancreatic Cancer: Innovations in Research and Treatment and at the 2014 Annual Meeting of the American Society of Clinical Oncology (ASCO). (For more information on the results, please refer to the Company's press release at http://www.immunomedics.com/pdfs/news/2014/pr06012014.pdf).

IMMU-132 (anti-TROP-2-SN-38)

  The antibody-drug conjugate has received orphan drug designation from the U.S. Food and Drug Administration (FDA) for the treatment of pancreatic cancer. Previously, the FDA has also granted orphan drug designation to IMMU-132 for the treatment of small-cell lung cancer.

  Objective responses from 5 different types of solid cancer in a Phase I/II trial of IMMU-132 were reported at the 2014 Annual Meeting of ASCO. (Please refer to the Company's press release at http://www.immunomedics.com/pdfs/news/2014/pr06022014a.pdf for more information).

  Results from 13 pancreatic cancer patients in the IMMU-132 trial were presented at the AACR Special Conference on Pancreatic Cancer: Innovations in Research and Treatment. (More information on the results can be obtained from the Company's press release at http://www.immunomedics.com/pdfs/news/2014/pr05202014.pdf).

IMMU-130 (anti-CEACAM5-SN-38)

  At the 2014 ASCO Annual Meeting, the antibody-drug conjugate was reported to be active in patients with irinotecan-refractory colorectal cancer. (Please refer to the Company's press release at http://www.immunomedics.com/pdfs/news/2014/pr06022014.pdf for more information).

Veltuzumab

  The hearing portion of the arbitration process with Takeda-Nycomed was completed on August 21, 2014. Each party's counsel is expected to file post-hearing submissions in October 2014. The decision by the arbitrator is expected within two months of the post-hearing submissions.

IMMU-114 (anti-HLA-DR)

  A Phase I study of IMMU-114 as a monotherapy for patients with non-Hodgkin lymphoma or chronic lymphocytic leukemia has begun patient enrollment.

Conference Call

The Company will host a conference call and live audio webcast on Tuesday, August 26, 2014 at 10:00 a.m. Eastern Time to discuss financial results for the fourth quarter and fiscal year 2014, and review key clinical developments and future planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755. The conference call will be webcast via the Investors page on the Company's website at www.immunomedics.com. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company's website for 30 days through September 25, 2014.

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics' advanced proprietary technologies allow the Company to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins. Using these technologies, Immunomedics has built a pipeline of nine clinical-stage product candidates. Immunomedics has an ongoing collaboration with UCB, S.A. (UCB), to whom the Company licensed epratuzumab for the treatment of all non-cancer indications worldwide. UCB expects Phase III data in systemic lupus erythematosus in the first half of 2015. Immunomedics is exploring epratuzumab in oncology in collaboration with independent cancer study groups. Immunomedics' most advanced candidate to which it retains worldwide rights for all indications is 90Y-clivatuzumab tetraxetan. The Company initiated a Phase III registration trial in January 2014 in patients with advanced pancreatic cancer. Immunomedics expects topline data in the first quarter of 2016. Immunomedics' portfolio of wholly owned product candidates also includes antibody-drug conjugates (ADCs) that are designed to deliver a specific payload of a chemotherapeutic directly to the tumor while reducing overall toxic effects that are usually found with conventional administration of these chemotherapeutic agents. Immunomedics' most advanced ADCs are IMMU-132 and IMMU-130, which are in Phase II trials for a number of solid tumors and metastatic colorectal cancer, respectively. Immunomedics also has a number of other product candidates that target solid tumors and hematologic malignancies, as well as other diseases, in various stages of clinical and pre-clinical development. These include bispecific antibodies targeting cancers and infectious diseases as T-cell redirecting immunotherapies, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies, created using its patented DOCK-AND-LOCK™ protein conjugation technology. The Company believes that its portfolio of intellectual property, which includes approximately 254 active patents in the United States and more than 400 foreign patents, protects its product candidates and technologies. Immunomedics' strength in intellectual property has resulted in the top-4 ranking in the January 2014 Patent Board scorecard in the Biotechnology industry. For additional information on the Company, please visit its website at www.immunomedics.com. The information on its website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, outcomes, timing or associated costs), out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on UCB for the further development of epratuzumab for non-cancer indications, risks associated with the outcome of pending litigation, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

			June 30, 2014	June 30, 2013
ASSETS
Current Assets:
Cash and cash equivalents			$ 6,961,494	$ 41,326,000
Marketable securities			34,871,120	--
Accounts receivable, net of allowance for doubtful accounts			674,617	622,830
Inventory			778,989	1,030,480
Other receivables			303,102	627,757
Prepaid expenses			972,320	432,660
Other current assets			180,678	1,175,883
			44,742,320	45,215,610

Property and equipment, net			1,895,475	2,086,911
Value of life insurance policies			176,110	594,832
Other long-term assets			30,000	30,000

			$ 46,843,905	$ 47,927,353

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses			$ 6,244,105	$ 3,950,866
Deferred revenues			240,158	2,780,309
Other long-term liabilities			1,500,244	1,400,728
Stockholders' equity			38,859,398	39,795,450

			$ 46,843,905	$ 47,927,353

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Year Ended June 30,
	2014	2013	2014	2013
Revenues:
License fee and other revenues	$ --	$ --	$ 4,623,333	$ 126,667
Product sales	706,445	772,332	3,140,604	2,991,129
Research & development	480,548	589,630	1,277,668	1,844,201

Total Revenues	1,186,993	1,361,962	9,041,605	4,961,997

Costs and Expenses	13,078,990	9,039,425	44,621,846	35,754,495

Operating Loss	(11,891,997)	(7,677,463)	(35,580,241)	(30,792,498)

Interest and Other Income (Loss)	25,061	(8,608)	56,854	19,350,284

Loss before Income Tax Expense	(11,866,936)	(7,686,071)	(35,523,387)	(11,442,214)

Income Tax Expense	(6,419)	(24,574)	(7,791)	(44,070)

Net Loss	(11,873,355)	(7,710,645)	(35,531,178)	(11,486,284)

Less Net Loss attributable on noncontrolling interest	(26,574)	(27,716)	(105,352)	(104,761)

Net Loss attributable to Immunomedics, Inc. stockholders	$ (11,846,781)	$ (7,682,929)	$(35,425,826)	$ (11,381,523)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders:
Basic	$ (0.13)	$ (0.09)	$ (0.42)	$ (0.15)
Diluted	$ (0.13)	$ (0.09)	$ (0.42)	$ (0.15)

Weighted average number of common shares outstanding:
Basic	89,084,307	82,737,251	84,631,567	78,040,005
Diluted	89,084,307	82,737,251	84,631,567	78,040,005
CONTACT: Dr. Chau Cheng
         Senior Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com